Exhibit 99.1

Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE REPORTS 16.3% GROWTH IN SECOND-QUARTER EARNINGS TO
$1.00 PER DILUTED SHARE
 ______________________________

Operating Ratio Improves 100 Basis Points to a Company Record 81.5%

THOMASVILLE, N.C. - (July 30, 2015) - Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the three-month and six-month periods ended June 30, 2015. Revenue increased 8.4% to $762.2 million for the second quarter of 2015 from $703.0 million for the same quarter of 2014. Net income was $85.6 million for the second quarter of 2015, a 15.9% increase from $73.8 million for the second quarter last year, while earnings per diluted share were $1.00, a 16.3% increase from $0.86 for the prior-year quarter. Old Dominion’s operating ratio improved 100 basis points to 81.5% for the second quarter of 2015 from 82.5% for the second quarter of 2014.

For the first six months of 2015, revenue grew 10.2% to $1.46 billion from $1.32 billion for the same period in 2014. Net income increased 23.7% to $148.1 million for the first half of 2015 from $119.7 million for the first half of 2014, while earnings per diluted share rose 24.5% to $1.73 from $1.39. Old Dominion’s operating ratio improved 150 basis points to 83.2% for the first six months of 2015 from 84.7% for the first six months of 2014.

“We are pleased with Old Dominion’s performance for the second quarter of 2015, which includes our best-ever quarterly results for revenue, operating ratio and earnings per share,” commented David S. Congdon, the Company’s Vice Chairman and Chief Executive Officer. “We believe these second-quarter results reflect our continued ability to win market share while also maintaining our focus on yield management. The combination of these factors, as well as continued improvements in our operating efficiency, contributed to the year-over-year improvement in our operating ratio and record profitability.

“Our LTL tons per day for the second quarter of 2015 increased 9.1% compared with the second quarter of 2014 due to the 13.4% increase in LTL shipments, which was partially offset by the 3.8% decline in LTL weight per shipment. Our LTL revenue per hundredweight for the quarter declined 0.8%, due in part to the significant decrease in fuel surcharge revenue between the periods compared. LTL revenue per hundredweight excluding fuel surcharges, however, increased 5.3% during the second quarter of 2015, which reflects a stable pricing environment as well as the positive impact on this metric from the decrease in weight per shipment during the quarter.

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ODFL Reports Second-Quarter Financial Results

July 30, 2015

“Capital expenditures totaled $159.1 million and $231.3 million for the second quarter and first half of 2015, respectively. These investments are consistent with our long-term strategy of maintaining and expanding the capacity of our service center network and fleet, as well as leveraging our productivity and improving customer service through technology enhancements. We expect capital expenditures to total $469.3 million for 2015, including planned expenditures of $164.7 million for real estate and service center expansion projects, $277.8 million for tractors, trailers and other equipment and $26.8 million for technology and other assets.”

Mr. Congdon concluded, “Old Dominion’s second-quarter performance demonstrates the strength of our value proposition and the outstanding execution by our team. We believe our service value differentiates us from others in our industry, and we remain committed to the substantial and ongoing investments necessary to provide capacity for our future growth. In addition, we will continue to provide our entire Old Dominion family of employees with the training and tools necessary to keep our promise of delivering superior on-time, claims-free service at a fair price. Given the strengths of our business model and our market share opportunity, we are confident in our ability to achieve profitable growth and increased shareholder value over the long term.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through August 30, 2015. A telephonic replay will also be available through August 14, 2015 at (719) 457-0820, Confirmation Number 7835868.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, such that our total overall pricing is sufficient to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including the inability to successfully consummate and integrate any acquisitions; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as economic recessions and downturns in customers' business cycles and shipping requirements; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, group health and group dental, including increased premiums, adverse loss development, increased self-insured retention levels and claims in excess of insured coverage levels; (9) cost increases associated with employee benefits, including compliance obligations associated with the Patient Protection and Affordable Care Act; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) the availability and cost of new equipment and replacement parts, including regulatory changes and supply constraints that could impact the cost of these assets; (12) decreases in demand for, and the value of, used equipment; (13) the availability and cost of diesel fuel; (14) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (15) the costs and potential liabilities related to litigation and governmental proceedings; (16) various risks arising from our international business operations and relationships; (17) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the Federal Motor Carrier Safety Administration, including its Compliance, Safety, Accountability initiative, and other regulatory agencies; (18) seasonal trends in the less-than-truckload industry, including harsh weather conditions; (19) our dependence on key employees; (20) the concentration of our stock ownership with the Congdon family; (21) the costs and potential adverse impact associated with future changes in accounting standards or practices; (22) potential costs associated with cyber incidents and other risks, including system

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ODFL Reports Second-Quarter Financial Results

July 30, 2015

failure, security breach, disruption by malware or other damage; (23) the impact of potential disruptions to our information technology systems or our service center network; (24) damage to our reputation from the misuse of social media; (25) dilution to existing shareholders caused by any issuance of additional equity; and (26) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL services, which include ground and air expedited transportation and consumer household pickup and delivery through a single integrated organization. In addition to its core LTL services, the Company offers a broad range of value-added services including international freight forwarding, container drayage, truckload brokerage, supply chain consulting and warehousing.

OLD DOMINION FREIGHT LINE, INC.
Financial Highlights

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
(In thousands, except per share amounts)	2015	2014	Chg.	2015	2014	Chg.
Revenue	$762,151	$702,987	8.4%	$1,458,396	$1,323,263	10.2%
Operating income	$140,899	$122,695	14.8%	$244,464	$202,747	20.6%
Operating ratio	81.5%	82.5%		83.2%	84.7%
Net income	$85,574	$73,849	15.9%	$148,098	$119,736	23.7%
Basic and diluted earnings per share	$1.00	$0.86	16.3%	$1.73	$1.39	24.5%
Basic and diluted weighted average shares outstanding	85,727	86,165	(0.5)%	85,848	86,165	(0.4)%

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ODFL Reports Second-Quarter Financial Results

July 30, 2015

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	Second Quarter				Year To Date
(In thousands, except per share amounts)	2015		2014		2015		2014
Revenue	$762,151	100.0%	$702,987	100.0%	$1,458,396	100.0%	$1,323,263	100.0%

Operating expenses:
Salaries, wages & benefits	387,423	50.8%	340,309	48.4%	755,865	51.8%	651,490	49.2%
Operating supplies & expenses	93,390	12.2%	109,917	15.6%	181,439	12.5%	216,211	16.3%
General supplies & expenses	23,533	3.1%	20,889	3.0%	44,825	3.1%	40,024	3.0%
Operating taxes & licenses	23,538	3.1%	20,618	2.9%	45,812	3.1%	39,668	3.0%
Insurance & claims	10,321	1.4%	9,836	1.4%	20,363	1.4%	17,809	1.4%
Communications & utilities	6,501	0.9%	6,102	0.9%	13,276	0.9%	12,836	1.0%
Depreciation & amortization	39,771	5.2%	35,121	5.0%	78,559	5.4%	69,213	5.2%
Purchased transportation	32,702	4.3%	33,157	4.7%	62,850	4.3%	62,293	4.7%
Building and office equipment rents	2,474	0.3%	2,513	0.3%	4,752	0.3%	5,019	0.4%
Miscellaneous expenses, net	1,599	0.2%	1,830	0.3%	6,191	0.4%	5,953	0.5%

Total operating expenses	621,252	81.5%	580,292	82.5%	1,213,932	83.2%	1,120,516	84.7%

Operating income	140,899	18.5%	122,695	17.5%	244,464	16.8%	202,747	15.3%

Non-operating expense (income):
Interest expense	1,169	0.1%	1,622	0.3%	2,738	0.2%	3,698	0.3%
Interest income	(83)	(0.0)%	(26)	(0.0)%	(154)	(0.0)%	(59)	(0.0)%
Other expense, net	441	0.1%	35	0.0%	678	0.1%	810	0.0%

Income before income taxes	139,372	18.3%	121,064	17.2%	241,202	16.5%	198,298	15.0%

Provision for income taxes	53,798	7.1%	47,215	6.7%	93,104	6.3%	78,562	6.0%

Net income	$85,574	11.2%	$73,849	10.5%	$148,098	10.2%	$119,736	9.0%

Earnings per share:
Basic and Diluted	$1.00		$0.86		$1.73		$1.39

Weighted average outstanding shares:
Basic and Diluted	85,727		86,165		85,848		86,165

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ODFL Reports Second-Quarter Financial Results

July 30, 2015

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	Second Quarter			Year to Date
	2015	2014	% Chg.	2015	2014	% Chg.
Work days	64	64	—%	127	127	—%
Operating ratio	81.5%	82.5%		83.2%	84.7%
LTL intercity miles (1)	143,487	125,186	14.6%	272,954	236,741	15.3%
LTL tons (1)	2,032	1,863	9.1%	3,905	3,543	10.2%
LTL shipments (1)	2,582	2,276	13.4%	4,926	4,341	13.5%
LTL revenue per intercity mile	$5.16	$5.46	(5.5)%	$5.19	$5.44	(4.6)%
LTL revenue per hundredweight	$18.22	$18.36	(0.8)%	$18.15	$18.19	(0.2)%
LTL revenue per hundredweight, excluding fuel surcharges	$16.16	$15.34	5.3%	$16.06	$15.18	5.8%
LTL revenue per shipment	$286.85	$300.50	(4.5)%	$287.79	$296.91	(3.1)%
LTL revenue per shipment, excluding fuel surcharges	$254.44	$251.08	1.3%	$254.59	$247.83	2.7%
LTL weight per shipment (lbs.)	1,574	1,637	(3.8)%	1,585	1,632	(2.9)%
Average length of haul (miles)	928	927	0.1%	928	928	—%

(1) -	In thousands
Note:
Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	June 30,	December 31,
(In thousands)	2015	2014
Cash and cash equivalents	$12,789	$34,787
Other current assets	408,876	398,356
Total current assets	421,665	433,143
Net property and equipment	1,891,465	1,743,245
Other assets	64,937	59,849
Total assets	$2,378,067	$2,236,237

Current maturities of long-term debt	$28,344	$35,714
Other current liabilities	270,518	219,924
Total current liabilities	298,862	255,638
Long-term debt	118,000	120,000
Other non-current liabilities	361,442	366,535
Total liabilities	778,304	742,173
Equity	1,599,763	1,494,064
Total liabilities & equity	$2,378,067	$2,236,237
Note: The financial and operating statistics in this press release are unaudited.

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